Exhibit 10.13

PERSONAL AND CONFIDENTIAL

July 15, 2012

Ms. Kim Rucker

Dear Kim,

I am very pleased to provide you with this letter confirming the verbal offer that we extended to you for the position of Executive Vice President of Corporate & Legal Affairs, Kraft Foods North America until the anticipated Spin-off of Kraft Foods Group, Inc. (currently a wholly-owned direct subsidiary of Kraft Foods Inc.), planned for the second half of 2012. Following the Spin-off, you will hold the position of Executive Vice President, Corporate and Legal Affairs, General Counsel and Corporate Secretary of Kraft Foods Group, Inc. Both positions will report to Tony Vernon and will be located in Northfield, Illinois, USA. It is our desire that you join Kraft as soon as possible. This letter sets forth all of the terms and conditions of the offer.

Listed below are details of your compensation and benefits that will apply to this offer.

Annualized Compensation (Range of Opportunity)

Target – Maximum
Annual Base Salary	$725,000
Annual Incentive Plan (Target* – 60%)	$435,000 - $1,087,500
Long-Term Incentives**	$1,000,000 - $1,500,000
Total Annual Compensation	$2,160,000 - $3,312,500

*	Target as a percent of base salary.
**	2012 mix of long-term incentives was 50% performance shares (LTIP), 25% restricted stock, and 25% stock options. The Human Resources and Compensation Committee reviews this mix each year. The value of the long-term incentive awards reflects the “economic value” of awards. For performance and restricted shares, the value reflects grant value. For stock option value, the value approximates the Kraft Foods’ Black-Scholes value.

July 15, 2012

Annual Incentive Plan

You will be eligible to participate in the Kraft Management Incentive Plan (MIP), which is the Company’s annual incentive program (“Company”, here and for the remainder of this letter is defined as Kraft Foods Inc. until the Spin-off of Kraft Foods Group Inc., and then is defined as Kraft Foods Group Inc. after the Spin-off). Your target award opportunity under the MIP is equal to 60% of your base salary. The actual amount you will receive may be lower or higher depending on your individual performance and the performance of Kraft Foods North America prior to the Spin-off and Kraft Foods Group, Inc. after the Spin-off. Your 2012 award will be payable in March 2013. Your MIP eligibility will begin on your date of employment.

Long-Term Incentives

Performance Shares (50% of long-term incentive mix)

Your eligibility for the Kraft performance share program (referred to as Kraft Foods’ Long-Term Incentive Plan or LTIP) will commence with the 2013 – 2015 performance cycle. Your target opportunity under the LTIP is equal to 50% of your total long-term incentive grant established at the beginning of the performance cycle. The actual award you will receive may be lower or higher depending upon the performance of Kraft Foods Inc. (and Kraft Foods Group after the Spin-off) during the performance cycle. The number of performance shares under the 2013 – 2015 performance cycle is equal to your target value divided by the fair market value of Kraft stock on the first business day of the performance cycle.

The 2013 – 2015 performance shares will vest in early 2016. It is anticipated that a new three year performance cycle will begin each year in January.

Equity Program – Restricted Stock and Stock Options (50% of long-term incentive mix)

You will also be eligible to participate in the Company’s restricted stock and stock option award program. Stock awards are typically made on an annual basis, with the next award anticipated to be granted in the first quarter of 2013. Awards historically have been delivered as follows: 50% of equity value is delivered in restricted stock and 50% in stock options. Actual award size is based on individual potential and performance. You will receive dividends on the restricted shares during the vesting period consistent in amount and timing with that of Common Stock shareholders.

The number of stock options granted is typically communicated as a ratio relative to the number of restricted shares granted based on the “economic value” of the stock options. In 2012, Kraft Foods Inc. granted 6 stock options for every restricted share awarded. This ratio may change from year to year.

July 15, 2012

Sign-On Incentives

As part of your employment offer, as an incentive to join Kraft, upon hire, you will receive one-time sign-on incentives in the form of cash and stock as follows:

Equity Sign-On Incentive:	$750,000 in restricted stock

• Vest 50% on 1st anniversary of your start date and 50% on the second anniversary of your start date

Cash Sign-On Incentive:	$1,310,000 in cash

• $510,000 paid at hire and will have two year repayment agreement

• $475,000 will be paid on the first anniversary of your start date

• $325,000 will be paid on the second anniversary of your start date

For the equity sign on incentive, the actual number of shares that you will receive will be determined based upon the fair market value of Kraft Foods Inc. Common Stock on your date of hire. You will be paid dividends on the restricted stock during the vesting period consistent in amount and timing with that of Common Stock shareholders. Following the anticipated Spin-Off of the North American grocery business, your equity awards will be adjusted to only be denominated in Kraft Foods Group equity. The number of shares will be adjusted to maintain the intrinsic value held immediately prior to the Spin-Off.

If, prior to the end of the two-year repayment period, your employment with the Company ends due to involuntary termination for reasons other than cause, you will not be required to repay the cash sign-on amount paid at hire.

Similarly, if prior to full vesting of the sign-on restricted stock and cash sign-on granted per this offer letter, your employment with the Company ends due to involuntary termination for reasons other than cause, the value of the total number of unvested stock and unpaid cash sign-on incentive shall vest on the scheduled vesting dates.

For purposes of this offer letter, “cause” means: 1) continued failure to substantially perform the job’s duties (other than resulting from incapacity due to disability); 2) gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Company where the violation results in significant damage to the Company; or 3) engaging in other conduct which materially adversely reflects on the Company.

The other terms and conditions set forth in Kraft’s standard Stock Award Agreement will apply.

Perquisites

You will be eligible for a company car cash allowance of $15,000 per year under the executive perquisite policy. You will also be eligible for an annual financial counseling allowance of $7,500. You may use any firm of your choosing and submit payments directly to the Company.

July 15, 2012

Deferred Compensation Program

You will be eligible to participate in the Executive Deferred Compensation Program. This program allows you to voluntarily defer a portion of your salary and/or your annual incentive to a future date. Investment opportunities under this program are designed to mirror the Company’s 401(k) plan. Additional information for this program can be made available upon request.

Stock Ownership Guidelines

You will be required to attain and hold Company stock equal in value to four times your base salary. You will have five years from your date of employment to achieve this level of ownership. Stock held for ownership determination includes common stock held directly or indirectly, unvested restricted/deferred stock or share equivalents held in the Company’s 401(k) plan. It does not include stock options or unvested performance shares.

Other Benefits

Your offer includes Kraft’s comprehensive benefits package available to full-time salaried employees. This benefits package is described in the Kraft Benefits Summary brochure that we previously sent to you. You will be eligible for 30 days of Paid Time Off (PTO).

You will be a U.S. employee of the Company and your employment status will be governed by and shall be construed in accordance with the laws of the United States. As such, your status will be that of an “at will” employee. This means that either you or Kraft is free to terminate the employment relationship at any time, for any reason.

If your employment with the Company ends due to an involuntary termination other than for cause, you will receive severance arrangements no less favorable than those accorded recently terminated senior executives of the Company. The amount of any severance pay under such arrangements shall be paid in equal installments at the regularly scheduled dates for payment of salary to Kraft executives and beginning within 30 days of your termination.

To assist in your relocation from New Jersey to Illinois, we offer relocation assistance as outlined in Kraft’s Relocation Guide.

Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)

If you are a “specified employee” (within the meaning of Code section 409A) as of your separation from service (within the meaning of Code section 409A): (a) payment of any amounts under this letter (or under any severance arrangement pursuant to this letter) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be paid upon your separation from service shall not be paid before the date that is six months after the date of your separation from service and any amounts that cannot be paid by reason of this limitation shall be accumulated and paid on the first day of the seventh month following the date of your separation from service

July 15, 2012

(within the meaning of Code section 409A); and (b) any welfare or other benefits (including under a severance arrangement) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be provided upon your separation from service shall be provided at your sole cost during the first six-month period after your separation from service and, on the first day of the seventh month following your separation from service, the Company shall reimburse you for the portion of such costs that would have been payable by the Company for that period if you were not a specified employee.

Payment of any reimbursement amounts and the provision of benefits by the Company pursuant to this letter (including any reimbursements or benefits to be provided pursuant to a severance arrangement) which the Company determines constitute nonqualified deferred compensation (within the meaning of Code section 409A) shall be subject to the following:

(a)	the amount of the expenses eligible for reimbursement or the in-kind benefits provided during any calendar year shall not affect the amount of the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year;

(b)	the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)	your right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.

This offer is contingent upon successful completion of our pre-employment checks, which may include a background screen, reference check, and post-offer drug test pursuant to testing procedures determined by Kraft Foods.

Kim, we are excited at the prospect of you joining our team and are confident you will make a significant impact at Kraft. Please acknowledge your acceptance of the above offer by signing below and returning this letter to me. If you have any questions, please call me at (xxx) xxx-xxxx.

Sincerely,

/s/ Diane Johnson May

SVP Human Resources North America

I accept the offer as expressed above.

/s/ Kim Rucker	7/16/12
Signature	Date

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